EXHIBIT 99

                        FINANCIAL SECURITY ASSURANCE INC.
                                AND SUBSIDIARIES

                   Condensed Consolidated Financial Statements

                                  June 30, 2000

                        FINANCIAL SECURITY ASSURANCE INC.
                                AND SUBSIDIARIES

                   CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                     Six Months Ended June 30, 2000 and 1999

                                      INDEX
                                      -----

FINANCIAL STATEMENTS:

Condensed Consolidated Balance Sheets                                         1
Condensed Consolidated Statements of Operations and
     Comprehensive Income                                                     2
Condensed Consolidated Statements of Cash Flows                               3
Notes to Condensed Consolidated Financial Statements                          4

The New York State Insurance Department recognizes only statutory accounting practices for determining and reporting the financial condition and results of operations of an insurance company, for determining its solvency under the New York Insurance Law, and for determining whether its financial condition warrants the payment of a dividend to its stockholders. No consideration is given by the New York State Insurance Department to financial statements prepared in accordance with accounting principles generally accepted in the United States of America in making such determinations.

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                        FINANCIAL SECURITY ASSURANCE INC.
                                AND SUBSIDIARIES

                      CONDENSED CONSOLIDATED BALANCE SHEETS

                  (Dollars in thousands, except per share data)

                                                                           June 30,     December 31,
                                                                             2000          1999
                                                                             ----          ----

                              ASSETS

Bonds at market value (amortized cost of $1,889,206 and
   $1,903,932)                                                           $ 1,890,660   $ 1,837,085
Equity investments at market value (cost of $10,100)                           9,762         9,768
Short-term investments                                                        92,361       257,030
                                                                         -----------   -----------

     Total investments                                                     1,992,783     2,103,883
Cash                                                                          15,124         4,153
Deferred acquisition costs                                                   190,688       198,048
Prepaid reinsurance premiums                                                 333,782       285,105
Reinsurance recoverable on unpaid losses                                       9,921         9,492
Receivable for securities sold                                                98,355        40,635
Other assets                                                                 174,742       145,837
                                                                         -----------   -----------

          TOTAL ASSETS                                                   $ 2,815,395   $ 2,787,153
                                                                         ===========   ===========

            LIABILITIES AND MINORITY INTEREST AND SHAREHOLDER'S EQUITY

Deferred premium revenue                                                 $   908,607   $   844,146
Losses and loss adjustment expenses                                           94,848        87,309
Deferred federal income taxes                                                 82,320        53,357
Ceded reinsurance balances payable                                            43,850        36,387
Payable for securities purchased                                              51,128       239,295
Long-term debt                                                               120,000       120,000
Minority interest                                                             34,054        32,945
Accrued expenses and other liabilities                                       103,021        78,768
                                                                         -----------   -----------

          TOTAL LIABILITIES AND MINORITY INTEREST                          1,437,828     1,492,207
                                                                         -----------   -----------

Common stock (500 shares authorized, issued and
   outstanding; par value of $30,000 per share)                               15,000        15,000
Additional paid-in capital                                                   841,036       832,556
Accumulated other comprehensive income (loss) [net of deferred
   income tax provision (benefit) of $453 and $(23,513)]                         662       (43,666)
Accumulated earnings                                                         520,869       491,056
                                                                         -----------   -----------

          TOTAL SHAREHOLDER'S EQUITY                                       1,377,567     1,294,946
                                                                         -----------   -----------

TOTAL LIABILITIES AND MINORITY INTEREST AND
                SHAREHOLDER'S EQUITY                                     $ 2,815,395   $ 2,787,153
                                                                         ===========   ===========

            See notes to condensed consolidated financial statements.


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                        FINANCIAL SECURITY ASSURANCE INC.
                                AND SUBSIDIARIES

                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                            AND COMPREHENSIVE INCOME

                             (Dollars in thousands)

                                                       Six Months Ended June 30,
                                                       -------------------------
                                                          2000         1999
                                                          ----         ----
REVENUES:
   Net premiums written (net of premiums ceded of
      $87,760 and $48,514)                             $ 109,639    $ 101,745
   Increase in deferred premium revenue                  (17,373)     (17,677)
                                                       ---------    ---------
   Premiums earned (net of premiums ceded of
      $37,966 and $30,221)                                92,266       84,068
   Net investment income                                  57,024       43,765
   Net realized losses                                   (32,190)      (5,465)
   Other income                                               81          158
                                                       ---------    ---------
                       TOTAL REVENUES                    117,181      122,526
                                                       ---------    ---------
EXPENSES:
   Losses and loss adjustment expenses [net of
      reinsurance recoveries of $(609) and $(2,231)]       4,858        4,000
   Policy acquisition costs                               19,440       20,593
   Merger related expenses                                33,912
   Other operating expenses                               20,464       16,328
                                                       ---------    ---------
                       TOTAL EXPENSES                     78,674       40,921
                                                       ---------    ---------
Minority interest and equity earnings                     (1,280)      (1,041)
                                                       ---------    ---------
INCOME BEFORE INCOME TAXES                                37,227       80,564
Provision for income taxes                                 7,414       19,631
                                                       ---------    ---------
          NET INCOME                                      29,813       60,933
                                                       ---------    ---------

Other comprehensive income (loss), net of tax:
   Unrealized gains (losses) on securities:
      Holding gains (losses) arising during period        22,570      (42,453)
      Less: reclassification adjustment for losses
        included in net income                           (21,759)      (3,552)
                                                       ---------    ---------
   Other comprehensive income (loss)                      44,329      (38,901)
                                                       ---------    ---------
      COMPREHENSIVE INCOME                             $  74,142    $  22,032
                                                       =========    =========

            See notes to condensed consolidated financial statements.


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                        FINANCIAL SECURITY ASSURANCE INC.
                                AND SUBSIDIARIES

                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                             (Dollars in thousands)

                                                      Six Months Ended June 30,
                                                      -------------------------
                                                         2000           1999
                                                         ----           ----

Cash flows from operating activities:
   Premiums received, net                            $   118,098    $    78,387
   Policy acquisition, merger and other operating
     expenses paid, net                                  (25,238)       (32,202)
   Recoverable advances paid                              (4,178)       (10,350)
   Loss and LAE recovered (paid), net                      1,923           (600)
   Net investment income received                         48,743         40,116
   Federal income taxes paid                             (24,132)       (25,440)
   Interest paid                                          (3,000)        (5,168)
   Other, net                                             (1,715)         1,596
                                                     -----------    -----------
          Net cash provided by operating activities      110,501         46,339
                                                     -----------    -----------

Cash flows from investing activities:
   Proceeds from sales of bonds                          964,649        984,205
   Purchases of bonds                                 (1,227,196)    (1,009,756)
   Purchases of property and equipment                    (3,094)          (432)
   Net decrease (increase) in short-term securities      167,107        (15,308)
   Other investments, net                                   (996)            19
                                                     -----------    -----------
          Net cash used for investing activities         (99,530)       (41,272)
                                                     -----------    -----------

Net increase in cash                                      10,971          5,067

Cash at beginning of period                                4,153          2,729
                                                     -----------    -----------

Cash at end of period                                $    15,124    $     7,796
                                                     ===========    ===========

            See notes to condensed consolidated financial statements.


                                       3
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                        FINANCIAL SECURITY ASSURANCE INC.
                                AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                 FOR THE SIX MONTHS ENDED JUNE 30, 2000 AND 1999

1. ORGANIZATION AND OWNERSHIP

      Financial Security Assurance Inc. (the Company), a wholly owned subsidiary of Financial Security Assurance Holdings Ltd. (the Parent), is an insurance company domiciled in the State of New York. The Company is primarily engaged in the business of providing financial guaranty insurance on asset-backed and municipal obligations.

2. BASIS OF PRESENTATION

      The accompanying condensed consolidated financial statements have been prepared by the Company and are unaudited. In the opinion of management, all adjustments, which include only normal recurring adjustments necessary to present fairly the financial position, results of operations and cash flows at June 30, 2000 and for all periods presented, have been made.

      Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted. These statements should be read in conjunction with the Company's December 31, 1999 consolidated financial statements and notes thereto. The year-end condensed balance sheet was derived from audited financial statements, but does not include all disclosures required by accounting principles generally accepted in the United States of America. The results of operations for the periods ended June 30, 2000 and 1999 are not necessarily indicative of the operating results for the full year.

3. MERGER

      On July 5, 2000, the Parent completed the previously announced merger pursuant to which the Parent became an indirect wholly owned subsidiary of Dexia S.A., a publicly held Belgian corporation. The net effect of the merger is to decrease net income for the six-month period ended June 30, 2000 by $28.9 million.

      In connection with the merger, the Company repurchased $55.0 million of its stock from the Parent in July, 2000. The proceeds from these transactions were used to fund the Parent's obligations under certain of its long-term, equity-linked compensation programs.

4. ACCOUNTING PRONOUNCEMENTS

      In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities (FAS No. 133). FAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. FAS No. 133, as amended, is effective for fiscal years beginning on or after January 1, 2001. Management believes that the adoption of FAS No. 133 will not have a material impact on the consolidated financial statements.

      In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulleting No. 101, Revenue Recognition (SAB No. 101). An amendment in June 2000 delayed the effective date until the fourth


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quarter of 2000. Management believes that the adoption of SAB No. 101 will not have a material impact on the consolidated financial statements.


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